Exhibit 99.1

For Immediate Release

Date: February 5, 2026

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Fourth Quarter and Year End Results

EVERETT, MA, February 5, 2026 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $2.6 million, or $0.31 per diluted share, for the quarter ended December 31, 2025, as compared to $1.4 million, or $0.17 per diluted share, for the quarter ended December 31, 2024. For the year ended December 31, 2025, the Company reported net income of $7.8 million, or $0.94 per diluted share, as compared to net income of $4.0 million, or $0.48 per diluted share, for the year ended December 31, 2024.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "During the fourth quarter, we continued to execute on our strategy of disciplined balance sheet growth and thoughtful capital deployment. Loans increased $237.0 million, or 20.7% year over year, while deposits grew $133.8 million, or 13.4% over the same period. Net interest margin expanded during the year, and we continued to make meaningful progress improving our efficiency ratio from 78.8% in 2024, to 64.2% in 2025. Credit quality remains extremely strong, with nonperforming assets representing just 0.07% of total assets. As we look ahead to 2026, we are excited to further expand our footprint with the opening of our new branch in Medford, MA."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses was $9.2 million for the quarter ended December 31, 2025, as compared to $6.8 million for the quarter ended December 31, 2024, representing an increase of $2.4 million, or 34.9%. This increase was driven by increases in the average balance and yields on loans as well as a decrease in the average cost of interest-bearing liabilities. The resulting net interest margin expanded by 38 basis points to 2.32% for the quarter ended December 31, 2025 as compared to 1.94% for the quarter ended December 31, 2024. The provision for credit losses was $241,000 for the quarter ended December 31, 2025 as compared to a benefit of $311,000 for the quarter ended December 31, 2024. The combination of these items resulted in net interest and dividend income after provision for credit losses of $8.9 million for the quarter ended December 31, 2025, as compared to $7.1 million for the quarter ended December 31, 2024, or an increase of $1.8 million, or 25.6%.

Net interest and dividend income before provision for credit losses was $31.9 million for the year ended December 31, 2025, as compared to $25.0 million for the year ended December 31, 2024, or an increase of $6.9 million, or 27.7%. This increase was primarily due to increases in the average balance and yields on loans as well as a decrease in the average cost of interest-bearing liabilities. The resulting net interest margin expanded 26 basis points to 2.12% for the year ended December 31, 2025 as compared to 1.86% for the year ended December 31, 2024. The provision for credit losses was $1.5 million for the year ended December 31, 2025, as compared to $174,000 for the year ended December 31, 2024. The combination of these items resulted in net interest and dividend income after provision for credit losses of $30.4 million for the year ended December 31, 2025, as compared to $24.8 million for the year ended December 31, 2024, or an increase of $5.6 million, or 22.4%.

NONINTEREST INCOME

Noninterest income was $360,000 for the quarter ended December 31, 2025, as compared to $327,000 for the quarter ended December 31, 2024, or an increase of $33,000, or 10.1%, and was $1.3 million for the year ended December 31, 2025, as compared to $1.2 million for the year ended December 31, 2024, or an increase of $100,000, or 8.2%.

NONINTEREST EXPENSE

Noninterest expense was $5.8 million for the quarter ended December 31, 2025, as compared to $5.5 million for the quarter ended December 31, 2024, or an increase of $302,000, or 5.5%.

Noninterest expense was $21.3 million for year ended December 31, 2025, as compared to $20.7 million for the year ended December 31, 2024, or an increase of $661,000, or 3.2%.

INCOME TAXES

Income tax expense was $891,000 for the quarter ended December 31, 2025, as compared to $493,000 for the quarter ended December 31, 2024, reflecting effective tax rates of 25.5% and 25.4%, respectively.

Income tax expense was $2.6 million for the year ended December 31, 2025, as compared to $1.4 million for the year ended December 31, 2024, reflecting effective tax rates of 25.1% and 25.7%, respectively.

BALANCE SHEET

Total assets were $1.61 billion at December 31, 2025, as compared to $1.42 billion at December 31, 2024, or an increase of $187.5 million, or 13.2%.

Cash and cash equivalents decreased $70.7 million, or 44.9%, to $86.9 million at December 31, 2025 from $157.6 million at December 31, 2024. The decrease in cash and cash equivalents was driven by growth in both loans and investments that in aggregate was greater than our growth in deposits and borrowings.

Interest-bearing time deposits were $8.0 million at December 31, 2025, as compared to $100,000 at December 31, 2024, or an increase of $7.9 million. This increase was due to purchases of new interest-bearing time deposits.

Investments in securities available for sale were $34.3 million at December 31, 2025, as compared to $6.6 million at December 31, 2024, or an increase of $27.8 million, or 422.8%. This increase was due to purchases of new securities.

Investments in securities held to maturity were $55.8 million at December 31, 2025, as compared to $73.2 million at December 31, 2024, or a $17.5 million, or 23.8%, decrease. This decrease was due to maturities and principal paydowns of securities.

Total gross loans were $1.38 billion at December 31, 2025, as compared to $1.15 billion at December 31, 2024, or an increase of $237.0 million, or 20.7%.

•	Commercial real estate loans increased $107.4 million, or 46.9%, to $336.4 million at December 31, 2025, from $229.0 million at December 31, 2024.
•	Multi-family real estate loans increased $81.5 million, or 23.7%, to $425.4 million at December 31, 2025, from $344.0 million at December 31, 2024.
•	Residential real estate loans increased $50.6 million, or 12.0%, to $473.4 million at December 31, 2025, from $422.8 million at December 31, 2024.
•	Home equity lines of credit increased $4.7 million, or 10.4%, to $49.9 million at December 31, 2025, from $45.2 million at December 31, 2024.
•	Consumer loans increased $728,000, or 516.3%, to $869,000 at December 31, 2025, from $141,000 at December 31, 2024.
•	Construction loans decreased $1.9 million, or 2.1%, to $89.0 million at December 31, 2025, from $90.9 million at December 31, 2024.
•	Commercial loans decreased $5.9 million, or 42.7%, to $7.9 million at December 31, 2025, from $13.8 million at December 31, 2024.

Total deposits were $1.13 billion at December 31, 2025, as compared to $998.5 million at December 31, 2024, or an increase of $133.8 million, or 13.4%.

•	Certificates of deposit increased $122.8 million, or 20.3%, to $728.3 million at December 31, 2025 from $605.5 million at December 31, 2024.
•	Money market deposit accounts increased $27.2 million, or 14.7%, to $211.8 million at December 31, 2025 from $184.6 million at December 31, 2024.
•	Interest-bearing checking accounts decreased $1.2 million, or 5.7%, to $19.4 million at December 31, 2025 from $20.5 million at December 31, 2024.
•	Demand deposit accounts decreased $3.5 million, or 4.1%, to $81.5 million at December 31, 2025 from $85.0 million at December 31, 2024.
•	Savings accounts decreased $11.6 million, or 11.2%, to $91.4 million at December 31, 2025 from $102.9 million at December 31, 2024.

FHLB advances increased $50.8 million, or 21.7%, to $284.8 million at December 31, 2025 from $234.0 million at December 31, 2024. The increase in FHLB advances was used primarily to fund loan growth.

Total shareholders' equity increased $3.7 million, or 2.2%, to $171.9 million as of December 31, 2025 from $168.3 million as of December 31, 2024. This increase is primarily the result of earnings of $7.8 million. Partially offsetting the increase from earnings were decreases in additional paid-in capital ("APIC") and accumulated other comprehensive income ("AOCI") of $3.2 million and $1.3 million, respectively. The decrease in APIC was driven by $4.6 million in shares repurchased under our share repurchase plan, partially offset by an increase in APIC of $1.5 million related to stock-based compensation and ESOP shares committed to be released. The decrease in AOCI was driven by a decrease in the fair value of cash flow hedges. The book value per share increased $1.05 to $19.55 at December 31, 2025 from $18.50 at December 31, 2024.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses on loans in total and as a percentage of total gross loans as of December 31, 2025 was $10.3 million and 0.74%, respectively, as compared to $8.9 million and 0.78%, respectively, as of December 31, 2024. For the years ended December 31, 2025 and December 31, 2024, the Company recorded net charge offs of $86,000 and $3,000, respectively. Total non-performing assets were $1.1 million, or 0.07%, of total assets as of December 31, 2025, and $2.0 million, or 0.14% of total assets, as of December 31, 2024.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2025 and December 31, 2024 (unaudited)

(in thousands except share data)

	December 31, 2025	December 31, 2024

ASSETS
Cash and due from banks	$4,121	$5,828
Short-term investments	82,801	151,789
Total cash and cash equivalents	86,922	157,617
Interest-bearing time deposits	7,998	100
Investments in available-for-sale securities (at fair value)	34,317	6,564
Investments in held-to-maturity securities, at cost (fair values of $52,326 at December 31, 2025 and $67,505 at December 31, 2024)	55,764	73,215
Loans held-for-sale	357	—
Loans, net of allowance for credit losses of $10,255 as of December 31, 2025 and $8,884 as of December 31, 2024	1,371,819	1,136,449
Federal Home Loan Bank stock, at cost	11,852	10,000
Premises and equipment, net	3,429	3,512
Accrued interest receivable	5,214	4,015
Deferred tax asset, net	5,667	4,914
Bank-owned life insurance	15,420	14,945
Other assets	6,894	6,822
Total assets	$1,605,653	$1,418,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$81,497	$84,958
Interest-bearing	1,050,847	913,575
Total deposits	1,132,344	998,533
Federal Home Loan Bank advances	284,815	234,000
Other liabilities	16,560	17,352
Total liabilities	1,433,719	1,249,885

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; No shares issued or outstanding	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 8,792,719 shares and 9,095,833 shares, at December 31, 2025 and December 31, 2024, respectively	88	91
Additional paid-in capital	82,997	86,189
Retained earnings	95,617	87,845
Accumulated other comprehensive (loss) income	(896)	382
Unearned compensation - ESOP	(5,872)	(6,239)
Total stockholders' equity	171,934	168,268
Total liabilities and stockholders' equity	$1,605,653	$1,418,153

Book value per common share	$19.55	$18.50

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	14.29%	16.58%
Tier 1 capital to risk weighted assets	13.34%	15.56%
Tier 1 capital to average assets	9.86%	10.47%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
Interest and dividend income:
Interest and fees on loans	$18,928	$15,384	$69,085	$57,852
Interest and dividends on securities	1,129	840	4,008	3,186
Interest on short term investments	896	1,585	4,970	6,004
Interest on interest-bearing time deposits	87	2	117	3
Total interest and dividend income	21,040	17,811	78,180	67,045
Interest expense:
Interest on deposits	9,532	8,956	37,061	33,435
Interest on Federal Home Loan Bank advances	2,356	2,072	9,202	8,622
Total interest expense	11,888	11,028	46,263	42,057
Net interest and dividend income	9,152	6,783	31,917	24,988
Provision (benefit) for credit losses	241	(311)	1,534	174
Net interest and dividend income after provision (benefit) for credit losses	8,911	7,094	30,383	24,814
Noninterest income:
Customer service fees	157	150	598	577
Income from bank-owned life insurance	121	119	475	473
Net gain on sales of loans	34	39	132	119
Other income	48	19	121	57
Total noninterest income	360	327	1,326	1,226
Noninterest expense:
Salaries and employee benefits	3,543	3,419	13,188	13,062
Director compensation	205	210	797	834
Occupancy and equipment	306	245	1,102	1,033
Data processing	341	314	1,297	1,198
Computer software and licensing	111	126	441	443
Advertising and promotions	146	155	639	551
Professional fees	496	427	1,368	1,258
Federal Deposit Insurance Corporation deposit insurance	245	191	883	752
Other	390	394	1,615	1,538
Total noninterest expense	5,783	5,481	21,330	20,669
Income before income tax expense	3,488	1,940	10,379	5,371
Income tax expense	891	493	2,607	1,380
Net income	$2,597	$1,447	$7,772	$3,991
Share data:
Weighted average shares outstanding, basic	8,014,187	8,224,033	8,100,328	8,257,014
Weighted average shares outstanding, diluted	8,258,297	8,375,643	8,311,966	8,345,737
Basic earnings per share	$0.32	$0.18	$0.96	$0.48
Diluted earnings per share	$0.31	$0.17	$0.94	$0.48